Exhibit 3.20
V.F. TRANSPORTATION, L.L.C.
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
Section I.
Defined Terms
The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.
“Agreement” means this Agreement, as amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
“Company” means the limited liability company organized in accordance with this Agreement.
“Law” means the Pennsylvania Limited Liability Company Act, 15 P.S. §§8901, et seq., as amended from time to time.
“Member” means Verdelli Farms, Inc. When decisions or approvals are required of the Member hereunder, the action of the Board of Directors or of the duly authorized officer or employee of Verdelli Farms, Inc. shall be deemed to be the action of the Member. The Member may act through any authorized agent, employee, or representative.
“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.
“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.
Section II.
Formation and Name; Office; Purpose; Term
2.1    Organization. The Member hereby organizes a limited liability company pursuant to the Law and the provisions of this Agreement and, for that purpose, has caused a Certificate of

Organization to be prepared, executed, and filed for record with the Secretary of State of the Commonwealth of Pennsylvania.
2.2    Name of the Company. The name of the Company shall be “V.F. Transportation, L.L.C.” The Company may do business under that name and under any other name or names which may be duly authorized and registered. If the Company does business under a name other than that set forth in its Certificate of Organization, then the Company shall file a fictitious name registration as required by law.
2.3    Purpose. The purpose of the Company is to provide transportation services for manufacturers of food and other products, including but not limited to the Member.
2.4    Term. The term of the Company began upon the filing of the Certificate of Organization with the Secretary of State of the Commonwealth of Pennsylvania and shall continue in existence indefinitely, unless and until its existence is sooner terminated pursuant to Section IV of this Agreement.
2.5    Registered Office; Principal Office. The registered office of the Company is Verdelli Farms, Inc., 7505 Grayson Road, P. 0. Box 4920, Harrisburg, PA 17111. Its principal place of business shall be at the same address or such other place or places as the Member may hereafter determine.
Section III.
Management of Company
3.1    Management of Company. The overall management and control of the business affairs of the Company shall be vested in a Manager appointed by the Member. Except where hereinafter expressly provided to the contrary, all decisions with respect to the management and control of the Company shall be made by the Manager and shall be binding on the Company and the Member. When the phrase “approved by the Member” is used in this Agreement, such phrase shall mean approved in writing by the Member, as defined above.
3.2    Manager of Company. K. Eugene Henry is hereby designated Manager. In the event that the Manager is unable to act as required hereunder, the Member shall appoint a new Manager. The Manager shall be responsible for the implementation of the decisions made by the Member and for conducting the ordinary and usual business and affairs of the Company as set forth in, and as limited by, this Agreement. The Manager may appoint any agent, employee, or representative of the Member to perform any of the Manager’s duties hereunder.
3.3    Duties of Manager. The Manager, at the expense of and on behalf of the Company shall in good faith use his best efforts to implement or cause to be implemented all decisions of the Member and to conduct or cause to be conducted the ordinary and usual business and affairs of the Company in accordance with and as limited by this Agreement, including but not limited to the following:
(i)    Keep all books of account and other records of the Company;

(ii)    Retain or employ and coordinate the services of all employees, accountants, attorneys, mechanics, engineers and other persons necessary or appropriate to carry out the business of the Company;
(iii)    To the extent that funds of the Company are available therefor, to pay all debts and other obligations of the Company;
(iv)    Maintain all funds of the Company held by Manager in a Company account to be maintained by such bank or banks as the Manager determines;
(v)    Perform normal business functions and otherwise operate and manage the business and affairs of the Company in accordance with and as limited by this Agreement; and
(vi)    Perform other obligations provided elsewhere in this Agreement to be performed by the Manager.
The Manager shall be obligated to perform his responsibilities and the obligations hereunder only to the extent that the funds of the Company are available therefore.
3.4    Liability and Indemnification.
3.4.1    The Manager shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by the Manager with respect to Company matters, except for fraud, gross negligence, or an intentional breach of this Agreement, but in other respects shall not be liable for mistakes of judgment.
3.4.2    The Company shall indemnify the Manager for any act performed by the Manager with respect to Company matters, except for fraud, gross negligence, or an intentional breach of this Agreement.
3.5    Non-Exclusivity.
3.5.1    Nothing in this Agreement shall be construed to limit the right of the Manager to perform any and all other duties and to take any and all other actions either personally or in any other capacity, not in contravention of his duties hereunder.
3.5.2    Nothing in this Agreement shall be construed to limit the right of the Member to engage in any other business venture whatsoever.
3.6    Compensation of Manager. Unless otherwise decided by the Member, the Manager shall not be compensated for his services.
3.7    Title of Manager. The Manager may be referred to, and may refer to himself, as the “President” of the Company, and for these purposes, the terms “Manager” and “President” shall be interchangeable.

Section IV.
Dissolution, Liquidation, and
Termination of the Company
4.1    Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:
4.1.1    The filing by the Member or the Manager of a Certificate of Dissolution with respect to the Company with the Department of State of the Commonwealth of Pennsylvania; or
4.1.2    The entry of an order of judicial dissolution pursuant to section 8972 of the Law.
4.2    Filing of Certificate of Dissolution. If the Company is dissolved, the Member or the Manager then in office shall promptly file a Certificate of Dissolution with the Secretary of State, at the time set forth in the Law.
Section V.
Miscellaneous
5.1    Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
5.2    Books and Records. The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting principles and practices and shall be available at the Company’s principal office for examination by the Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.
5.3    Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be identical to the Member’s, subject to the requirements and limitations of the Code.
5.4    Capitalization. The Member has contributed $20,000, in cash, to the Company. The Member shall not be required to make any additional capital contribution to the Company.
5.5    Liability. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
5.6    Amendment. This Agreement may be amended by the Member at any time.

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